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Exhibit 10.1

                    STOCK ACQUISITION-DISTRIBUTION AGREEMENT

                                     between

                            SUNRISE MEDIA GROUP, INC.

                                       and

                     GLOBAL MEDICAL PRODUCTS HOLDINGS, INC.

The parties, consisting of Global Medical Products Holdings, Inc. ("Global"), a Nevada Corporation, and Sunrise Media Group, Inc. ("SMG"), a Nevada corporation, on the 17th day of March, 2004, enter into this Stock Acquisition-Distribution Agreement whereby the parties set out their benefits, obligations and understandings follows:

                               BACKGROUND RECITALS

WHEREAS, Global is a Nevada corporation, operating as a public company (trading symbol: "GMDP"), whose common stock is traded on the pink sheets, and who is interested in entering into an Agreement to acquire certain interests in SMG in order to accomplish certain of its business goals, objectives and purposes, and

WHEREAS, SMG is a Nevada corporation, operating as a private company, whose common stock is closely held, holding certain valuable assets primarily identified as the "media library" and who is interested in becoming a publicly-traded entity by distributing a percentage of its stock to the shareholder base of Global in exchange for Global causing SMG to be listed in the Pink Sheets, thereby becoming a publicly-traded stock, and then expeditiously in due course applying for a listing on the Bulletin Board stock exchange, and

WHEREAS, SMG is able to authorize and issue such classes of stock as are necessary to carry out the further terms of this Agreement, and

WHEREAS, upon receipt of such shares of SMG, Global will redistribute such shares to its respective shareholders as a dividend, thereby causing SMG to then be a publicly-traded company.

NOW THEREFORE, for valuable consideration exchanged and acknowledged, and on the basis of the mutual promises and covenants contained herein which are binding and enforceable, the parties agree to the following provisions:

         1. Incorporation of Recitals. The foregoing Background Recitals are incorporated by reference into the body of this Agreement, and are equally as binding on the parties as the other provisions hereof.

         2. Effective date. The effective date of this Agreement is the date set out above in the first paragraph of this Agreement.

         3. Essential Purpose of Transaction. The essential purpose of the transaction set out in this Agreement is to accomplish the distribution of 25 % of the issued and outstanding shares of SMG by Global, in two classes of stock, common and preferred, as a dividend to the shareholders of Global (in accordance with procedures set out in this Agreement), thereby rendering Sunrise Media Group, Inc. a publicly traded company, in exchange for the use of the shareholder list of Global.

         4. Representations and Obligations of SMG. SMG, in the context of this Agreement, makes the following representations:
                  a. It will assign all its right, title and interest in and to that certain inventory described as "media library" in connection with the objectives of this Agreement.
                  b. It has or will form a privately-held corporation, incorporated under the laws of the state of Nevada, in order to fulfill the essential terms of this Agreement.
                  c. It will tender to Global financial statements from inception (8-18-03) to March 31, 2004, certified under GAAP accounting principles by an independent and qualified certified public accountant.
                  d. It will have the power, ability and willingness to timely perform whatever acts and deeds are required in order to accomplish the objectives of this Agreement, including, but not limited to, the creation of adequate Articles of Incorporation, Bylaws, and/or any other documents of charter or operation, to include a class of preferred shares, where the majority of such preferred shares, as a unit, will always (until later limited under law through appropriate principles legally and properly applied) represent fifty-one percent (51%) of the total voting power of SMG.
                  e. It will have the power, ability and willingness to establish its Articles of Incorporation so as to have authorized common shares in the amount of 60 million shares of common stock and ten shares of preferred stock, so that, upon full implementation of this Agreement, the proposed issued and outstanding number of shares will equal 20 million shares of common plus ten shares of preferred stock.
                  f. It will timely retain and utilize the services of Global's stock transfer agent, Interstate Transfer Company, Salt Lake City, Utah.
                  g. In order to carry out the provisions, terms and conditions of this Agreement, it will timely act or cause all necessary transactions required by its Board of Directors and/or its management.
                  h. SMG represents that it shall contribute or cause to be contributed to the to-be-formed corporation the following assets owned or controlled by SMG:
                  i. a 100% of its right, title and interest in the media library as above described.


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         5.       Representations and Obligations of Global.
                  a. It is a publicly-traded Nevada Corporation in good standing whose shares are currently trading on the "pink sheets."
                  b. It has the power, ability and willingness to timely distribute the stock of SMG to its public shareholders, proportionately, by means of a dividend to each individual shareholder of Global, thereby rendering SMG a publicly-traded corporation.
                  c. It will cooperate and assist, to the maximum degree possible, SMG in the preparation and filing with the Securities and Exchange Commission a Form 10 disclosure document which is necessary for SMG to achieve a public trading status and to assist in identifying market-maker arrangements for SMG trading in its common stock.
                  d. In order to carry out the provisions, terms and conditions of this Agreement, it will timely act or cause all necessary transactions required by its Board of Directors or its management.
                  e. It will cause The EMCO/Hanover Group, Inc. to prepare a valuation report as a part of SMG's requirements under Section 15C-211 of the SEC Act.

         6. Consideration. Global shall fulfill its obligations and duties hereunder by timely providing, as consideration acknowledged, its shareholder list and by issuing the SMG shares to said Global shareholders under the procedures as described herein, and use its best efforts to accelerate such distribution to a record date of April 9, 2004, with distribution to take place not more than 90 days thereafter, in connection with the implementation of this Agreement. SMG shall, in a timely manner, pursuant to the within Agreement, cause its incorporation, cause the requisite classes of stock to be issued to Global, and distributed hereunder in accordance with the terms and conditions of this Agreement.

         7. Entire Agreement, Severability and Governing Law. This Instrument constitutes the entire Agreement of the two Corporations who are parties hereto, and correctly sets forth the rights, duties and obligations of each party to the other. Any prior agreements, negotiations, promises, or representations concerning the subject matter of the Agreement not expressly set forth in this Agreement are of no force or effect. Severability: If any provision in unenforceable or invalid for any reason, the remaining provisions shall be unaffected by such a holding and shall remain in full force and effect. Governing Law: This Agreement shall be construed according to the laws of Nevada.

         8. Necessary Acts and Timeliness. All parties to this Agreement will perform any acts, including executing any documents, that may be reasonably necessary to fully carry out the provisions and intent of this Agreement. Time is of the essence of this Agreement.

Agreement entered into this 17th day of March, 2004.

SUNRISE MEDIA GROUP, INC.:

/s/ Rebecca Ferratti
--------------------------------
Rebecca Ferratti, President

GLOBAL MEDICAL PRODUCTS HOLDINGS, INC.:

/s/ Douglas P. Brown
--------------------------------
Douglas P. Brown, President